Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Romulus Corp.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated February 21, 2014, relating to our audit of the balance sheet of Romulus Corp.  as of August 31, 2013, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 16, 2013 (Inception) through August 31, 2013.  Our report dated February 21, 2014, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

April 17, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.769.8905 Fax: 949.623.9885 info@ancsecservices.com